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                                                                     EXHIBIT 3.5
                             CERTIFICATE OF DECREASE
                                       OF
                              SHARES DESIGNATED AS
                            SERIES A PREFERRED STOCK

      Corixa Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      1. That the Amended and Restated Certificate of Incorporation of said corporation was filed in the office of the Secretary of State of Delaware on October 21, 1997 and a Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock was filed in the office of the Secretary of State of Delaware on April 7, 1999.

      2. That the Board of Directors of Corixa Corporation at a meeting held on February 9, 2001, duly adopted a resolution authorizing and directing a decrease in the number of shares designated as Series A Preferred Stock, from 50,000 shares to 12,500 shares, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Corixa Corporation has caused this certificate to be signed by Kathleen McKereghan, its Secretary, this 27th day of March, 2001.

                                                  /s/ KATHLEEN MCKEREGHAN

                                                  Kathleen McKereghan, Secretary